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               AMENDMENT TO EMPLOYMENT AND COMPENSATION AGREEMENT


     Reference is made to the Employment and Compensation Agreement (the "AGREEMENT") between Steven J. Goldman ("EXECUTIVE") and Power-One LLC, a Delaware limited liability company ("POWER-ONE LLC"), dated September 27, 1995 and in full force and effect as of the date hereof. This Amendment to the Agreement (this "AMENDMENT") is made as of the 1st day of February, 1996 by and between Executive and Power-One, Inc., a Delaware corporation and successor to Power-One LLC ("COMPANY"). All capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

          WHEREAS, Executive was a member of Power-One LLC and is now a common stockholder of Company;

          WHEREAS, Power-One LLC was merged into Power-One Merger, Inc., a Delaware corporation ("MERGER"), with Merger as the surviving corporation;

          WHEREAS, effective upon the merger, Merger changed its name to Power-One, Inc.;

          WHEREAS, Executive and Company desire to amend the Agreement to reflect this change in corporate structure;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein the parties hereto agree to amend the Agreement as follows:

1. Section 3D(iv)(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

               (d)  PUBLIC OFFERING; CHANGE OF CONTROL.     If a "Public
     Offering" (as defined below) or a "Change of Control" (as defined below) occurs, the DC Date is the first day of the month next following the date of the Public Offering or Change of Control. Notwithstanding the payment terms set forth in this subsection (iv), if a Public Offering or Change of Control occurs that results in a sale or redemption of preferred stock of Company, Company shall pay or cause to be paid, in a lump sum rather than in installments, an amount equal to the same percentage of the then outstanding amount in Executive's Deferred Compensation Account (including any remaining balance if installment payments have already commenced), as the percentage of preferred stock that is sold or redeemed.

               For purposes of this Agreement, a "Public Offering" shall mean a public offering by Company of any securities of Company which are entitled to vote generally

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     in the election of directors of Company, including any offering by a successor of Company resulting from a merger or consolidation of Company with its affiliates or any other similar restructuring but excluding an offering pursuant to a registration statement on Form S-8. For purposes of this Agreement, a "Change of Control" shall mean either (x) an acquisition of equity interests of Company if the acquiring person would thereafter be the beneficial owner of 50% or more of Company's voting securities or be entitled to elect more than 50% of the directors of Company; (y) a merger or consolidation of Company resulting in the holders of Company's equity interests immediately prior to such transaction holding less than 50% of the total voting stock of the surviving company after such transaction; or (z) a sale or exchange of all or more than 50% (by value) of the property and assets of Company. Notwithstanding anything to the contrary contained herein, Change of Control shall not include any merger or combination of Company with any or all of its affiliates or any other similar restructuring.

2. Section 3E of the Agreement is hereby deleted in its entirety and replaced with the following:

          E. STOCKHOLDER RIGHTS. Subject to Section 3(E)(iii) and (iv) below, upon termination of Executive's employment with Company and for a period of sixty (60) days thereafter (the "CALL OPTION PERIOD"), Company shall have the right to purchase all of the common stock of Company owned by Executive for a purchase price (the "PURCHASE PRICE") to be determined according to the provisions of this Section 3(E); provided, however, that if Company does not exercise its right to purchase Executive's common stock for the Purchase Price during the Call Option Period, subject to Section 3(E)(iii) and (iv) below, Executive shall have the right for a period of sixty (60) days after expiration of the Call Option Period (the "PUT OPTION PERIOD"), to demand that Company repurchase Executive's common stock for a purchase price (the "REPURCHASE PRICE") to be determined according to the provisions of this Section 3(E). The Purchase Price or Repurchase Price shall be paid in twenty (20) quarterly installments of 1/20th of the Purchase Price or Repurchase Price, as appropriate, plus interest at the rate of ten percent (10%) per annum, compounded annually, on the unpaid portion, on the last day of each calendar quarter, commencing with the quarter following termination of Executive's employment; provided, however, that Company may in its sole discretion elect to pay the entire Purchase Price or Repurchase Price in a lump sum, or prepay the balance of any unpaid installments. Any prepayment under this Section 3(E) shall be applied to the installments in the inverse order of their due date. The Purchase Price and the Repurchase Price shall be determined as follows:

               (i) TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON DURING THE TERM. If Executive is

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terminated by Company for Cause at any time during the Term or if Executive terminates this Agreement Without Good Reason during the Term, the Purchase Price and the Repurchase Price shall be calculated at a price of One Dollars ($1) per share of common stock.

               (ii) TERMINATION FOR ANY OTHER REASON. If Executive's employment with Company is terminated for any reason other than those set forth in subsection (i) above, the Purchase Price is the aggregate amount of the distribution Executive would receive if (w) all of the assets of Company were sold for a cash purchase price equal to six times EBITDA (as defined below), (x) all "Total Debt" (as defined in the Credit Agreement between Company, NationsBank of Texas, N.A. and such other lenders as are listed therein, dated as of even date hereof) and all Deferred Compensation existing under this and other Employment and Compensation Agreements entered into as of the date hereof ("AGGREGATE DEFERRED COMPENSATION") were then paid in full, (y) all of the Company's outstanding preferred stock was redeemed in full, including the payment of all accrued and unpaid dividends thereon, and
(z) the remaining proceeds were divided by the total number of shares of common stock of Company and then multiplied by the number of shares of common stock owned by Executive and the Repurchase Price is the aggregate amount of the distribution Executive would receive if (w) all of the assets of Company were sold for a cash purchase price equal to five and three-fourths times EBITDA, (x) all bank, insurance company or other institutional debt of Company and the Aggregate Deferred Compensation were then paid in full, (y) all of the Company's outstanding preferred stock was redeemed in full, including the payment of all accrued and unpaid dividends thereon, and (z) the remaining proceeds were divided by the total number of shares of common stock of Company and then multiplied by the number of shares of common stock owned by Executive. "EBITDA" at any date means the sum of (A) net income,
(B) interest expense, (C) taxes, (D) total depreciation expense and (E) total amortization expense, all of the foregoing as determined in conformity with Generally Accepted Accounting Principles ("GAAP"), for the prior twelve (12) month period ending on the last day of the calendar quarter immediately preceding such calculation for which either audited or unaudited and reviewed financial statements are available.

               (iii)     PUBLIC OFFERING; CHANGE OF CONTROL.     If a Public
Offering or a Change of Control occurs, neither Company nor Executive shall have any further purchase or repurchase rights with respect to the common stock. Notwithstanding the payment terms set forth above, if (i) a Public Offering or Change of Control occurs, (ii) prior thereto the Company has become obligated to make payments with respect to the purchase of Executive's common stock under this Agreement, and (iii) the Public Offering or Change of Control results in a sale or redemption of preferred stock of Company, Company shall

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pay or cause to be paid, in a lump sum rather than in installments, an amount equal to the same percentage of the then outstanding Purchase Price or the Repurchase Price, as appropriate, (including any remaining balance if installment payments have already commenced), as the percentage of preferred stock that is sold or redeemed.

               (iv) EFFECT ON COMPANY DEBT; DELAWARE LAW. No payment of the Purchase Price or the Repurchase Price, as appropriate, shall be made if
(y) such payment violates Delaware law or (z) a "Default" or an "Event of Default" exists and for so long as such Default or Event of Default continues, or the payment of the Purchase Price or the Repurchase Price would cause a Default or an Event of Default, under any agreement then in existence between or among Company and one or more banks, insurance companies or other institutional lenders. As soon as such payment would not violate Delaware law, the Default or Event of Default no longer exists, or the payment would not constitute a Default or an Event of Default, Company shall pay Executive any amounts not paid as a result of the preceding sentence, together with interest at ten percent (10%) per annum, compounded annually. If a payment of the Purchase Price or the Repurchase Price is not made to Executive pursuant to this subsection (iv), such payment shall cease accruing interest as provided above and shall only accrue interest as provided in this subsection (iv).

3.   The following Section 3(F) is hereby inserted in its entirety as follows:

          F. PREFERRED STOCK INTERESTS. Upon termination of Executive's employment with Company for any reason and for a period of sixty (60) days thereafter (the "PREFERRED CALL OPTION PERIOD"), Company shall have the right to purchase all of the preferred stock of Company owned by Executive for a purchase price of One Dollar ($1) per share plus any accrued but unpaid dividends (the "PREFERRED PURCHASE PRICE"); provided, however, that if Company does not exercise its right to purchase Executive's preferred stock during the Preferred Call Option Period, subject to Section 3(E)(iii) and
(iv) above, Executive shall have the right for a period of sixty (60) days after expiration of the Preferred Call Option Period (the "PREFERRED PUT OPTION PERIOD"), to demand that Company repurchase Executive's preferred stock for the Preferred Purchase Price. The Preferred Purchase Price shall be paid in twenty (20) quarterly installments of 1/20th of the Preferred Purchase Price plus interest at the rate of ten percent (10%) per annum, compounded annually, on the unpaid portion, on the last day of each calendar quarter, commencing with the quarter following termination of Executive's employment; provided, however, that Company may in its sole discretion elect to pay the entire Preferred Purchase Price in a lump sum, or prepay the balance of any unpaid installments. Any prepayment under this Section 3(F) shall be applied to the installments in the inverse order of

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their due date.  If a Public Offering or a Change of Control occurs, neither
Company nor Executive shall have any further purchase or repurchase rights with respect to the preferred stock. Notwithstanding the payment terms set forth above, if (i) a Public Offering or Change of Control occurs, (ii) prior thereto the Company has become obligated to make payments with respect to the purchase of Executive's preferred stock under this Agreement, and (iii) a Public Offering or Change of Control results in a sale or redemption of preferred stock of Company, Company shall pay or cause to be paid, in a lump sum rather than in installments, an amount equal to the same percentage of the then outstanding Preferred Purchase Price (including any remaining balance if installment payments have already commenced), as the percentage of preferred stock that is sold or redeemed.

4. The last sentence of Section 4(A) is hereby deleted in its entirety and replaced with the following:

In addition to the foregoing, subject to Section 3(E)(iv), (i) Company shall have the right during the Call Option Period to purchase Executive's common stock in Company for the Purchase Price as provided in Section 3(E) and, if Company does not exercise such right within the Call Option Period, Executive shall have the right during the Put Option Period to demand repurchase of Executive's common stock in Company for the Repurchase Price as provided in
Section 3(E) and (ii) Company shall have the right during the Preferred Call Option Period to purchase Executive's preferred stock in Company for the Preferred Purchase Price as provided in Section 3(F) and, if Company does not exercise such right within the Preferred Call Option Period, Executive shall have the right during the Preferred Put Option Period to demand repurchase of Executive's preferred stock in Company for the Preferred Purchase Price as provided in Section 3(F).

5. The last sentence of Section 4(B) is hereby deleted in its entirety and replaced with the following:

In addition to the foregoing, subject to Section 3(E)(iv), Company shall have the right to purchase and Executive shall have the right to demand repurchase of Executive's common stock and preferred stock in Company in the same manner as described in the last sentence of Section 4(A) above.

6. The last sentence of Section 4(C) is hereby deleted in its entirety and replaced with the following:

In the case of Executive's Termination For Cause, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall (i) pay to Executive within thirty (30) days of the Termination Date all accrued but unpaid Base Salary and, to the extent required by California law, vacation pay, on a pro rata basis with respect to any incomplete periods, up to and

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including the day before the Termination Date, and (ii) subject to Section
3(E)(iv), purchase Executive's common stock in Company as provided in Section 3(E)(i) and Executive's preferred stock in Company as provided in Section 3(F).

7. The last sentence of Section 4(D) is hereby deleted in its entirety and replaced with the following:

In addition to the foregoing, subject to Section 3(E)(iv), Company shall the right to purchase and Executive shall have the right to demand repurchase of Executive's common stock and preferred stock in Company in the same manner as described in the last sentence of Section 4(A) above.

8. The first sentence of Section 4(F) is hereby deleted in its entirety and replaced with the following:

Except for a termination of Executive's employment for Good Reason in accordance with Section 4(E) above, the Term may be terminated at any time by Executive, without advance notice, for any reason (any such termination of the Term, a "Termination Without Good Reason"), without any further liability on Executive's part.

9. The last sentence of Section 4(F) is hereby deleted in its entirety and replaced with the following:

In the event that the Term is terminated Without Good Reason, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall pay to Executive, (i) within thirty (30) days of the Termination Date all accrued but unpaid Base Salary and, to the extent required by California law, vacation pay, on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date, (ii) as soon as practicable, but in no event later than sixty (60) days after the end of the Employment Year, all Bonuses declared but not yet payable; and (iii) subject to Section 3(D)(v), if termination by Executive Without Good Reason occurs after the Initial Term, all amounts credited to Executive's Deferred Compensation Account as provided for in Section 3(D)(iv)(a); and (iv) subject to Section 3(E)(iv), Company shall purchase Executive's common stock in Company as provided in Section 3(E)(i) and Executive's preferred stock in Company as provided in Section 3(F).

10. Every reference to "Managers" in the Agreement is hereby deleted and replaced with "Board of Directors."

          Except as expressly provided above, the Agreement is not modified in any respect, and the Agreement as herein modified is hereby ratified and confirmed in all respects.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                   POWER-ONE, INC.



                                   By:
                                        ------------------------
                                        Eddie K. Schnopp

                                   Its: Vice President, Finance
                                        and Logistics, Chief
                                        Financial Officer and Secretary

ACCEPTED AND AGREED:


-------------------------
STEVEN J. GOLDMAN

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